Exhibit (a)(5)(o)

Important update on Thermo Fisher acquisition process

Dear QIAGENers:

This is an important update on the process for Thermo Fisher to acquire QIAGEN.

Our key message for you today is that we have reached the next steps in this transaction, which is according to current planning expected to be completed in the first half of 2021.

Press releases were issued today by both companies announcing the following:

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The process has now been started for QIAGEN shareholders to tender their shares to Thermo Fisher at the offer price announced in March 2020 of EUR 39 per share. The acceptance period officially began today and will end on July 27. Under certain conditions, this period may be extended. Documents related to this tender offer from both companies have been published today.

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QIAGEN will hold its Annual General Meeting on Tuesday, June 30. This will be a virtual meeting in light of the coronavirus pandemic. In addition to the standard agenda items, our shareholders will also be asked at this meeting to formally approve a number of resolutions relating to the acquisition.

In addition, teams from both companies are working on other required steps to gain various regulatory approvals around the world. These approvals must be granted before the transaction can move forward to be completed and the integration of QIAGEN into Thermo Fisher can begin. As for the integration planning process, the dual teams have not yet started, but we plan to begin this process as soon as legally permissible. Jean-Pascal Viola from the EC has been appointed to lead this workstream on the QIAGEN side. We will keep you informed on these processes and further developments.

Until that time, it is business as usual for the two companies. As we have mentioned several times, QIAGEN remains a separate company and we are still competitors. Any contact with Thermo Fisher employees should be discussed in advance with our Legal team.

In the middle of this massive COVID-19 public health challenge, our view from March remains the same: We are convinced this combination with Thermo Fisher will give us the opportunity to have a far greater impact through our broad portfolio than as a stand-alone company. Our Supervisory Board and Managing Board continue to support the transaction and have unanimously recommended to the shareholders that they accept the offer and vote to approve the transaction at the annual meeting.

As you saw in the note from Marc Casper a few weeks ago, Thermo Fisher is increasingly impressed with the remarkable attitude, work and performance all of our teams have exhibited during this unprecedented situation. Your work is having a tremendous impact on the lives of people around the world. Keep going, and keep working together in the spirit of QIAGEN as a strong and unified team.

Best regards,

QIAGEN Executive Committee

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of QIAGEN or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher and/or its acquisition subsidiary has filed with the U.S. Securities and Exchange Commission (“SEC”) and published in Germany. The terms and conditions of the tender offer are published in, and the offer to purchase ordinary shares of QIAGEN is made only pursuant to, the offer document, the publication of which was permitted by German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), and related offer materials prepared by Thermo Fisher and/or its acquisition subsidiary. The offer document for the tender offer containing the detailed terms and conditions of, and other information relating to, the tender offer is, among other things, published on the internet, in English and in German, at https://corporate.qiagen.com/investor-relations/thermo-offer-disclaimer and https://corporate.qiagen.com/investor-relations/thermo-offer?sc_lang=de-DE, respectively.

Acceptance of the tender offer by shareholders that are resident outside of the member states of the European Union and the European Economic Area and the United States may be subject to further legal requirements. With respect to the acceptance of the tender offer outside of the member states of the European Union and the European Economic Area and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND QIAGEN’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, AS WELL AS QIAGEN’S RECOMMENDATION STATEMENT PURSUANT TO SEC. 27 OF THE GERMAN SECURITIES ACQUISITION AND TAKEOVER ACT (WERTPAPIERERWERBS- UND ÜBERNAHMEGESETZ-WPÜG) AND POSITION STATEMENT (GEMOTIVEERDE STANDPUNTBEPALING) PURSUANT TO SECTION 18 AND APPENDIX G OF THE DUTCH DECREE ON PUBLIC TAKEOVERS (BESLUIT OPENBARE BIEDINGEN) CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.

The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or QIAGEN, may be obtained free of charge at the SEC’s website at www.sec.gov or at QIAGEN’s website at www.qiagen.com or by contacting QIAGEN’s investor relations department at 240-686-2222 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, Thermo Fisher’s tender offer statement and other documents it files with the SEC are available at https://ir.thermofisher.com/investors. Furthermore, copies of the offer document are also available free of charge by contacting D.F. King & Co., Inc., Thermo Fisher’s information agent for the tender offer.